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                                                                    EXHIBIT 11.1

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           PRIMARY LOSS PER SHARE(3)

                                                                                 SUPPLEMENTAL EARNINGS PER
                                                                                         SHARE(4)
                                                                                ---------------------------
                                                                                               THREE-MONTH
                                                                                               PERIOD ENDED
                                   FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR     MARCH 31,
                                      1993           1994           1995           1995            1996
                                   -----------    -----------    -----------    -----------    ------------
Loss before cumulative effect of
  a change in accounting
  principle......................    $(20,207)      $(42,077)       $(4,217)       $ 9,079        $ 5,507
Cumulative effect of a change in
  accounting principle...........          --         (1,000)            --             --             --
                                     --------       --------        -------        -------        -------
     Net income (loss)...........    $(20,207)      $(43,077)       $(4,217)       $ 9,079        $ 5,507
                                     ========       ========        =======        =======        =======
Weighted average shares
  outstanding(1).................      11,239         14,917         15,290         21,490         31,361
Common stock issued within one
  year of Offerings(2)...........          93             93             93             93             93
                                     --------       --------        -------        -------        -------
  Total weighted average shares
     outstanding.................      11,332         15,010         15,383         21,583         31,454
                                     ========       ========        =======        =======        =======
Per common share:
  Income (loss) before cumulative
     effect of a change in
     accounting principle........    $  (1.78)      $  (2.80)       $  (.27)       $   .42        $   .18
  Cumulative effect of a change
     in accounting principle.....          --           (.07)            --             --             --
                                     --------       --------        -------        -------        -------
     Net income (loss)...........    $  (1.78)      $  (2.87)       $  (.27)       $   .42        $   .18
                                     ========       ========        =======        =======        =======

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(1) Based upon the weighted average number of common shares outstanding after giving effect to the 65-for-1 Stock Split.

(2) Certain key executive officers of the Company will receive an aggregate of 93,000 shares of Common Stock effective February 15, 1996, as partial consideration for their services in connection with the IMI Titanium Acquisition.

(3) Primary loss per share and fully diluted loss per share are the same.

(4) Gives effect to the Offerings as of the beginning of the periods presented and gives effect to the use of proceeds of the Offerings as discussed elsewhere in this Registration Statement.